UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2013

Commission File Number	Exact Name of Registrant as Specified in its Charter, Address of Principal Executive Offices and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.
1-9516	ICAHN ENTERPRISES L.P. 767 Fifth Avenue, Suite 4700 New York, New York 10153 (212) 702-4300	Delaware	13-3398766

333-118021-01	ICAHN ENTERPRISES HOLDINGS L.P. 767 Fifth Avenue, Suite 4700 New York, New York 10153 (212) 702-4300	Delaware	13-3398767

N/A

     (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 20, 2013, American Entertainment Properties Corporation, a wholly-owned subsidiary of Icahn Enterprises, L.P. and Icahn Enterprises Holdings L.P. (together with their subsidiaries “Icahn Enterprises”) entered into the following transactions with American Railcar Leasing LLC (“ARL”), a company wholly-owned by Carl C. Icahn.

1.                  Pursuant to a termination agreement Icahn Enterprises terminated a railcar management contract with ARL for which a company wholly-owned by Mr. Icahn will receive a termination payment of approximately $21 million.

2.                  Pursuant to a contribution agreement, Icahn Enterprises will contribute approximately $279 million in cash to ARL, and has agreed that on January 1, 2014, Icahn Enterprises will contribute its railcar portfolio to ARL. In return, Icahn Enterprises will receive a 75% membership interest in ARL (“New ARL”). In addition, pursuant to the contribution agreement, New ARL is expected to incur additional debt of approximately $381 million and will thereafter distribute approximately $381 million in cash to an affiliate of Mr. Icahn.

The transactions contemplated by the termination agreement and the contribution agreement were authorized by the Independent Committee of the Board of Directors of Icahn Enterprises G.P., Inc., the general partner of the Company, on September 20, 2013. The Independent Committee was advised by independent counsel and retained an independent financial advisor which rendered a fairness opinion.

ITEM 8.01 OTHER EVENTS

On September 25, 2013, Icahn Enterprises, L.P. issued a press release announcing the acquisition of interests in American Railcar Leasing LLC, as described in Item 1.01 above. A copy of the press release is filed and attached hereto as Exhibit 99.1 and incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description
10.1	Contribution Agreement, dated September 20, 2013, by and among AEP Rail Corp., IRL Holdings LLC, American Railcar Leasing, LLC and IEP Energy Holding LLC.

99.1	Press Release, dated September 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P. (Registrant)

By:	Icahn Enterprises G.P. Inc. its general partner

	By:	/s/ Peter Reck
Peter Reck Chief Accounting Officer

ICAHN ENTERPRISES HOLDINGS L.P. (Registrant)

By:	Icahn Enterprises G.P. Inc. its general partner

	By:	/s/ Peter Reck
Peter Reck Chief Accounting Officer

Date:  September 25, 2013